SCHEDULE A

WELLS FARGO FUNDS MANAGEMENT

INVESTMENT MANAGEMENT AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Funds Trust	Fee as % of Avg. Daily Net Asset Value
Alternative Risk Premia Fund	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.60 0.575 0.55 0.525 0.49 0.48
Emerging Markets Bond Fund	0.00*
High Yield Corporate Bond Fund	0.00*
International Government Bond Fund	0.00*
Global Investment Grade Credit Fund	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.29 0.28
Low Volatility U.S. Equity Fund	First 1B Next 4B Next 5B Over 10B	0.40 0.375 0.34 0.33
Managed Account CoreBuilder Shares – Series SM1	0.00
Municipal Sustainability Fund	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.29 0.28
Special International Small Cap Fund	First 500M Next 500M Next 1B Next 2B Next 1B Next 5B Over 10B	0.95 0.925 0.90 0.875 0.85 0.84 0.83
U.S. Core Bond Fund	0.00*

Schedule A Amended:  May 28, 2020

* The Fund is not subject to a dormant investment management fee under Section 10(c) of this Agreement.

1. On May 28, 2020 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Managed Account CoreBuilder Shares – Series SM (“Fund”).  The Fund is expected commence operations in the third quarter 2020.

The foregoing fee schedule is agreed to as of May 28, 2020 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST

By:

     Catherine Kennedy

     Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Paul Haast

     Senior Vice President